UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2011

PolyOne Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center 33587 Walker Road
Avon Lake, Ohio	44012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On October 10, 2011, the Board of Directors (the “Board”) of PolyOne Corporation (the “Company”) increased the size of the Board from nine to eleven directors and elected Gregory J. Goff and William A. Wulfsohn as new directors, effective immediately, to fill the vacancies. Mr. Goff and Mr. Wulfsohn will each serve for an initial term ending at the Company’s 2012 Annual Meeting of Shareholders. Mr. Goff has been named to the Board’s Environmental, Health and Safety Committee and Nominating and Governance Committee, and Mr. Wulfsohn has been named to the Board’s Compensation Committee.

Mr. Goff, 55, is President and Chief Executive Officer of Tesoro Corporation, a leading company in the independent refining and marketing business, and Chairman and Chief Executive Officer of Tesoro Logistics, a master limited partnership. He has 30 years of experience in the energy industry, primarily with ConocoPhillips, serving in global senior leadership roles as Senior Vice President, Commercial; President, Specialty Business and Business Development; President, Exploration and Production of Lower 48 and South America; and President, Refining and Marketing International.

Mr. Wulfsohn, 49, is President and Chief Executive Officer of Carpenter Technology Corporation, a leading provider of specialty metals to numerous industries. Earlier in his career, he served in leadership roles as Senior Vice President, Industrial Coatings, PPG Industries, where he also had oversight responsibility for PPG’s Industrial, Automotive and Packaging global businesses, as well as the Asia Pacific region. Mr. Wulfsohn also served as Vice President and General Manager, Nylon Systems, Honeywell International, which included its Engineering Plastics and Specialty Films business.

As non-employee directors, Mr. Goff and Mr. Wulfsohn will receive compensation in the same manner as the Company’s other non-employee directors, which compensation the Company previously disclosed in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2011, except that, effective July 1, 2011, the Board increased annual cash and annual equity compensation for non-employee directors to $75,000 and $90,000, respectively.

The Company will enter into Indemnification Agreements (the “Indemnification Agreements”) with each of Mr. Goff and Mr. Wulfsohn. The Indemnification Agreements are in the same form as the form indemnification agreement for directors that the Company previously reported the Board had approved on a Current Report on Form 8-K, filed with the SEC on July 5, 2006.

Item 8.01.	Other Events.

On October 11, 2011, the Board increased the maximum number of common shares that may be purchased under the Company’s share repurchase program (the “Program”), previously reported on a Current Report on Form 8-K filed with the SEC on August 18, 2008. The Company had 4.75 million common shares available under the Program as of October 10, 2011 and increased the number of common shares that may be repurchased by an additional 5.25 million common shares. Accordingly, up to 10 million common shares remain available for purchase under the Program.

Under the Program, the Company may repurchase its outstanding common shares from time to time in open market transactions or privately negotiated transactions and may make all or part of the purchases pursuant to accelerated share repurchases or Rule 10b5-1 plans. The number of common shares to be purchased and the timing of the purchases will depend upon the prevailing market prices and any other considerations that may, in the opinion of the Board or management, affect the advisability of repurchasing common shares. The Program has no time limit and may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and Secretary

Date: October 11, 2011